Exhibit 10.23

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

[ENGLISH TRANSLATION]

Loan Agreement

Creditor Asahi Soft Drinks Co., Ltd. (hereinafter referred to as “Party A”) and debtor JEPLAN, Inc. (hereinafter referred to as “Party B”) hereby enter into an agreement (hereinafter referred to as this “Agreement”) for a loan as follows.

Article 1 (Loan Amount)

1. Party A shall lend JPY 500 million to Party B on August 31, 2020 (hereinafter referred to as the “Lending Date”) in accordance with the provisions of this Agreement, and Party B shall borrow this amount (hereinafter referred to as the “Loan”).

2. Party B promises to Party A that the Loan will be used only for the following purposes and will not be diverted for any other purpose.

[Purpose of the Loan]

*For the resumption of the PET resin manufacturing plant for bottle-to-bottle use by PET Refine Technology Co., Ltd. (hereinafter referred to as “PRT”), a subsidiary of Party B, using chemical recycling technology, and for the continuous and stable supply of recycled PET bottles after the plant is operational (details of the resumption plan are as per Exhibit 1).

3. Party A and Party B confirm that a fund of JPY [**] is required to achieve the purpose of the Loan, and that in addition to the Loan under this Agreement, JPY 1.75 billion will be borrowed from Sumitomo Mitsui Banking Corporation, and JPY [**] will be raised from Party B’s own funds, etc. (details of the fund raising are as per Exhibit 2).

4. If Party B needs to raise funds exceeding JPY [**] stipulated in the preceding paragraph, such as when it needs to renew the flake equipment after the plant is operational in order to achieve the purpose of the Loan, Party B must cover this fund by its own efforts.

Article 2 (Preconditions for Lending)

The lending of the Loan from Party A to Party B as stipulated in Paragraph 1 of the preceding article is conditional upon the conclusion of a loan agreement from Sumitomo Mitsui Banking Corporation to Party B as stipulated in Paragraph 3 of the preceding Article.

Article 3 (Repayment Deadline for the Principal of the Loan)

The repayment date for the principal of the Loan is August 31, 2025, and Party B shall repay the entire amount to Party A on the same day by transferring it to the bank account below. Party B may make an early repayment to Party A subject to prior notice. The transfer fee shall be borne by Party B.

Handling Bank: [**]

Account Type: Checking Account

Account Number: [**]

Account Name: [**]

2. Even if Party B make an early repayment to Party A in accordance with the preceding paragraph, Paragraph 4 of Article 1 and Articles 9 through 13 shall remain in effect for a period of five years after the conclusion of this Agreement (or for a subsequent period if the sixth and subsequent years are agreed to in accordance with Paragraph 1 of Article 9).

Article 4 (Interest)

1. The Loan shall bear an interest of 0.6% per annum.

2. Interest shall be charged from the day following the Lending Date until the day the Loan is fully repaid.

3. Interest shall be paid to Party A by the method stipulated in the preceding article for the portion that has already passed one month after the Lending Date, at the end of each month (if the financial institution is closed, the previous business day). The transfer fee shall be borne by Party B.

4. For the calculation of interest, for periods less than one month, it shall be calculated on a daily basis assuming that one month is 30 days.

Article 5 (Acceleration)

If any of the following events occur to Party B, all monetary obligations that Party B owes to Party A (hereinafter referred to as the “Obligations”) under this Agreement shall automatically become due, without any notice or demand from Party A, and Party B shall immediately fulfill the Obligations.

(1) When the Obligations are not performed even once by the deadline

(2) When there is a fact that violates Paragraph 2 of Article 1

(3) When the conditions stipulated in Paragraph 3 or 4 of Article 1 are not met or cannot be met, and Party A determines that the purpose of the Loan cannot be achieved

(4) When a disposition such as business suspension or cancellation of business license or business registration is received from the supervisory authority

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

(5) When property is seized, provisionally seized or provisionally disposed of, or when a petition for auction, bankruptcy, civil rehabilitation, corporate rehabilitation, etc. is filed

(6) When a bill or check that was issued or accepted by Party B becomes dishonored even once, or when it becomes in a state of suspension of payment

(7) When a delinquency disposition is received for taxes and public dues

(8) When a merger results in extinction, a decrease in capital (excluding those for the purpose of raising funds through an IPO), a cessation or change of business, or a resolution for dissolution is made

(9) When the object of the security right set up for the security of this Agreement is destroyed or damaged without the prior written consent of Party A, or when the effect of the security right is lost

(10) When a false declaration was made when applying for a loan

(11) When a director or important employee of Party B goes missing and Party A determines that the purpose of the Loan cannot be achieved

(12) When Party B or an officer of Party B becomes an antisocial force, or has a relationship such as a capital relationship, business relationship, transaction relationship, friendship relationship, etc. with an antisocial force

(13) When there is a reasonable reason to believe that a significant change has occurred in assets, credit or business, and it has become difficult to perform the Obligations

(14) When there is a violation of any of the clauses of this Agreement, or when there is a breach of faith against Party A similar to the preceding items

Article 6 (Late Damages)

If Party B fails to pay the principal and interest, Party B shall pay Party A late damages at a rate of [**]% per annum on the arrears.

Article 7 (Non-Performance of Obligations)

In the event of non-performance of the Obligations, Party B shall immediately accept compulsory execution without objection, agree to create this Agreement as a notarial deed, and immediately submit the necessary documents to Party A. The cost of creating a notarial deed shall be borne by Party B.

Article 8 (Notification and Reporting Obligations)

Party B shall notify Party A in advance when there is a possibility of a significant change in the business management of Party B or PRT. In addition, after the end of each fiscal year and when Party A deems it necessary and requests Party B, Party B shall immediately submit all documents requested by Party A related to business plans, financial statements, accounting documents, etc. (including those of PRT) to Party A. However, this does not apply to those for which Party B owes a duty of confidentiality to a third party.

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Article 9 (Right of First Negotiation)

1. After the achievement of the purpose of the Loan and the resumption of the PET resin manufacturing plant for bottle-to-bottle use, Party A may preferentially purchase all the manufactured products (planned production volume: 22,000 tons per year) of the recycled resin for PET bottles (hereinafter referred to as the “Recycled Resin for PET Bottles”) produced at the plant, at the preferential sales price stipulated below, under the quality conditions etc. requested by Party A. However, Party A is not obliged to purchase all the manufactured volume (planned production volume: 22,000 tons per year).

[Preferential Sales Price]

First year: [**] yen/kg or less

Second year: [**] yen/kg or less

Third year: [**] yen/kg or less

Fourth year: [**] yen/kg or less

Fifth year: [**] yen/kg or less

*The preferential sales prices for the fourth and fifth years shall be lower than the preferential sales prices for the third year, and shall be the prices that reflect the maximum cost reduction in the sales prices, unless there are special circumstances. The specific preferential sales prices shall be determined through consultation between Party A and Party B.

*The preferential sales prices for the sixth year and thereafter shall be determined through consultation between Party A and Party B.

2. Party B may sell the Recycled Resin for PET Bottles to a third party other than Party A within the range where Party B has received a written notice of non-purchase from Party A. In this case, Party B must sell it to a third party other than Party A at a price higher than the preferential sales price for the first year stipulated in the preceding paragraph.

3. The details of the preferential supply volume and preferential sales price other than the quality conditions, delivery conditions, etc. stipulated in Paragraph 1 shall be determined separately through consultation.

Article 10 (Most Favored Treatment Clause)

1. Party B shall not enter into a contract or agreement with a third party other than Party A that would hinder the performance of any of the clauses of this Agreement.

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

2. If Party B enters into an agreement with a third party other than Party A that stipulates conditions more favorable to the third party than the contents of the preceding article, regardless of the provisions of this Agreement, Party B shall give the same favorable conditions to Party A.

Article 11 (Exclusion of Antisocial Forces)

1. Party A and Party B make the following assurances to each other party.

(1) That it is not a gang, a gang-related company, a sokaiya or a person or entity similar to these or their constituents (hereinafter collectively referred to as “Antisocial Forces”).

(2) That none of its officers (referring to employees who execute business, directors, executive officers or similar persons) are Antisocial Forces.

(3) That it will not use its own name to allow Antisocial Forces to enter into this Agreement.

(4) That it will not engage in any of the following acts in relation to this Agreement, using itself or a third party, until the delivery of the subject matter of this Agreement and the full payment of the purchase price have been completed:

(a) Threatening behavior or use of violence against the other party

(b) Acts of obstructing the other party’s business by deception or force, or damaging the other party’s credit

2. If either Party A or Party B falls under any of the following, the other party may terminate this Agreement without any notice.

(1) It is found that a declaration contrary to the assurance of Item 1 or 2 of the preceding paragraph has been made.

(2) It is found that an agreement was made in violation of the assurance of Item 3 of the preceding paragraph.

(3) An act was committed in violation of the assurance of Item 4 of the preceding paragraph.

3. If this Agreement is terminated due to the provisions of the preceding paragraph, the party who was terminated shall not make any claims against the other party for damages arising from the termination.

Article 12 (Consultation)

In the event that a matter not stipulated in this Agreement arises or a doubt arises in the interpretation of this Agreement, the parties shall discuss in good faith and strive to resolve it.

Article 13 (Agreed Jurisdiction)

The parties agree that when a lawsuit is filed in relation to this Agreement, the Tokyo District Court or the Tokyo Summary Court shall be the exclusive court of first instance, depending on the amount of the claim.

Above is the content of the loan agreement for which a notarial deed is commissioned to a notary public.

July 21, 2020

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Creditor (Party A)

1-23-1 Azumabashi, Sumida-ku, Tokyo

Asahi Soft Drinks Co., Ltd.

Representative Director, Taichi Yoneme

Debtor (Party B)

3-2-5 Kasumigaseki, Chiyoda-ku, Tokyo

JOPLIN, Inc.

Representative Director, Masaki Takao

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

[Exhibit 1]

[**]

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

[Exhibit 2]

[**]

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].